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Exhibit 21 - Subsidiaries

     The following is a list of all subsidiaries of the Company:

                                              Jurisdiction          Ownership
Name of Subsidiary                          of Incorporation        Percentage
------------------                          ----------------        ----------
Beepers Plus of Nashville, Inc.                 Tennessee              100%

Beepers Plus of Memphis, Inc.                   Tennessee              100%

Teletouch Licenses, Inc.                        Delaware               100%

Russell's Communications, Inc.                  Louisiana              100%

AACS Communications, Inc.                         Texas                100%